Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Resources Announces Offering of Common Stock

HOUSTON---March 18, 2008---BPZ Resources, Inc. (AMEX:BZP) announced today that it has commenced an underwritten public offering of 2,000,000 shares of its common stock under an effective registration statement.  The underwriters will have an option to purchase up to an additional 200,000 shares from the Company to cover any over-allotments.  BPZ Resources intends to use the proceeds from the offering for general corporate purposes, including: the reduction of outstanding indebtedness, or other corporate obligations, capital expenditures and general working capital requirements.

Canaccord Adams Inc. is serving as the sole book-running manager for the offering.  Copies of the preliminary prospectus for the offering may be obtained from the offices of Canaccord Adams, Inc., Attn: Syndicate Dept., 99 High Street, 11th Floor, Boston, Massachusetts 02110.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any country or state which such offer, solicitation, or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such country or state.

Houston-based BPZ Resources is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with, the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation.

Statements in the news release, including but not limited to those relating to the proposed offering, use of proceeds and other statements that are not historical facts are forward looking statements at that are based on current expectations.  Although BPZ Resources believes that its expectations are based on reasonable assumptions, it can give no assurances that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include market conditions, capital needs and uses and other risks described in the Company’s Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.

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